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Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 23, 2007, with respect to the consolidated financial statements of Biosite Incorporated, incorporated by reference in the Current Report on Form 8-K/A of Inverness Medical Innovations, Inc., event date June 26, 2007, to be filed on July 20, 2007, incorporated by reference in the proxy statement/prospectus of Inverness Medical Innovations, Inc. constituting a part of this Registration Statement on Form S-4.

/s/ Ernst & Young LLP
San Diego, California July 16, 2007

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  Exhibit 23.3